EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-4 Nos. 333-22581 and 333-131608) of Boston Scientific Corporation, and

(2)
Registration Statements (Form S-8 Nos. 333-25033, 333-25037, 333-76380, 333-36636, 333-61056, 333-61060, 333-98755, 333-111047, 333-131608, 333-133569, 333-134932, 333-151280, 333-174620, and 333-174622) of Boston Scientific Corporation;

of our reports dated February 22, 2013, with respect to the consolidated financial statements and schedule of Boston Scientific Corporation and the effectiveness of internal control over financial reporting of Boston Scientific Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young

Boston, Massachusetts
February 22, 2013